CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statements No. 333-175712 and 333-196055 on Form S-8 of our reports dated February 24, 2015, relating to the financial statements of ARMOUR Residential REIT, Inc. and Subsidiary and the effectiveness of ARMOUR Residential REIT Inc. and Subsidiary’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of ARMOUR Residential REIT Inc. and Subsidiary for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Miami, Florida
July 31, 2015

Member of
Deloitte Touche Tohmatsu Limited